                                   EXHIBIT 11

               STATEMENT  RE:  COMPUTATION OF EARNINGS PER SHARE

                             CARMIKE CINEMAS, INC.


                                                                    Years Ended December 3l
                                                            --------------------------------------
                                                              1992          1993           1994
                                                            --------      --------       ---------
                                                            (In thousands, except per share data)
PRIMARY:
  Average shares outstanding                                   7,524          7,756           8,312
  Net effect of dilutive stock
     options and warrants based
     on the treasury stock method
     using average market price                                  148            161             165
                                                            --------      ---------      ----------
                 Totals                                        7,672          7,917           8,477
                                                            ========      =========      ==========



Income before cumulative
  effect of change in accounting                            $  6,112     $  11,861       $   16,953
Cumulative effect of change in accounting                       -0-            390             -0-
                                                            --------     ---------       ---------
                              NET INCOME                    $  6,112     $  12,251       $   16,953
                                                            ========     =========       ==========

  Earnings per share:
   Income before cumulative
    effect of change in accounting                          $    .80     $     1.50      $     2.00
   Cumulative effect of change in accounting                    -0-             .05            -0-
                                                            --------     ----------      ----------
         NET INCOME PER SHARE                               $    .80     $     1.55      $     2.00
                                                            ========     ==========      ==========





Note: Fully diluted calculation is not presented because dilution is less than 3%.